Exhibit 10.8

MITEL® authorizedPARTNER Agreement

Contract No.

INTRODUCTION. This Mitel authorizedPARTNER Agreement (together with all Schedules attached hereto and/or incorporated by reference herein) is entered into this 28 day of September,2007 by and between Mitel Networks, Inc., a Delaware corporation, with its corporate headquarters located at 205 Van Buren Street, Suite 400, Herndon, Virginia 20170-5344 (hereinafter referred to as “Mitel”), and Xeta Technologies. Inc doing business as Xeta Technologies, Inc a(n) Corporation organized under the state of Oklahoma, with its principal place of business located at 1814 W Tacoma St., Broken Arrow. OK hereinafter referred to as “AP”. For avoidance of doubt, the use of term authorizedPARTNER (“AP”) in this AP Agreement shall not be construed to mean that a partnership has been created between the parties.

PURPOSE CLAUSE. Mitel is continually engaged in the research and development of state of the art communications solutions, and it desires to appoint certain quality APs to market, sell, install, and maintain certain of its leading edge products in a way that meets Mitel’s highest standards in order to enhance the goodwill of Mitel’s name and of its product lines in the marketplace.

NOW THEREFORE, in consideration of the mutual covenants flowing by and between the parties hereto, the parties, intending to be bound, hereby agree, in writing, as follows:

1.                                    MITEL APPOINTS AP.

1.1                               Appointment. Mitel hereby appoints Xeta Technologies, Inc as an authorizedPARTNER to purchase and market, sell, lease, install and maintain certain versions of its Mitel brand communications solutions (hereinafter “PRODUCTS”) which appear on the level appropriate Mitel U.S. Price List provided to you on a strictly confidential basis via Mitel’s password protected Mitel Online site (“MOL”). Such price list is incorporated by reference herein. Mitel will update such Mitel U.S. Price List on a regular basis. It is the responsibility of the AP to periodically review the price list in order to ensure it has current pricing when providing quotations to end-users. AP also agrees to utilize the Mitel pricing tools provided to AP for quality control purposes subject to applicable terms and conditions, disclaimers and warnings regarding its utilization. AP agrees that it must make sure the pricing is current before submitting a bid and AP agrees that the configuration it chooses must be properly customized by AP for its own end-user customer’s particular needs. Certain PRODUCTS will be sold and/or licensed to AP directly from Mitel in accordance with Mitel policy (contained on MOL) while other PRODUCTS will be sold and/or licensed to AP through Mitel Authorized Wholesalers (e.g., Graybar Electric Company and EMBARQ). Mitel will honor quotes for PRODUCTS based on the U.S. Price List in effect at the time of the quote for a period of sixty (60) days from the date of the quote PROVIDED that AP furnishes a copy of the quotation to Mitel clearly indicating that the quote was made prior to the change in the U.S. Price List.

1.2                               Sales to End-Users Only. AP agrees to sell or sub-license (in the case of software) PRODUCTS only to its own end-user customers for installation and use in the United States of America (U.S.). AP also agrees not to export PRODUCTS from the U.S. AP also agrees not to transship or otherwise sell to wholesalers or other authorizedPARTNERS, interconnects or brokers of communication solutions (whether authorized resellers of Mitel or otherwise and whether in the U.S. or otherwise) without the prior express written consent of an Officer of Mitel.

1.3                               Non-exclusive. This appointment by Mitel is non-exclusive. Mitel expressly reserves the right, in its reasonable discretion, to appoint other APs or enter into Sales Agency Agreements, or to enter into Dedicated Account Agreements, as well as to sell direct (including via national account programs), and through manufacturer’s representatives or through OEM Distributors on a branded or non-branded basis, or on a two tier basis all as it sees fit, from time to time hereafter. Mitel also reserves the right, in its reasonable discretion, to develop new channels of distribution through which certain PRODUCTS may be best sold including but not limited to distributing through CLECs, ILECs, ISPs, Carriers, System Integrators, and Master Distributors. Access to such channels will be based on meeting certain standards as set by Mitel from time to time in its reasonable discretion. Mitel also reserves the right to distribute PRODUCTS in open distribution.

1.4                               Ethically Promote Products. AP agrees to use its best efforts to legally and ethically promote the marketing, sale, licensing, installation, servicing, and maintenance of all PRODUCTS in a manner designed to promote the good will of Mitel and avoid inappropriate channel conflict. AP also understands and agrees to the implied covenant of good faith and fair dealing, as well as, agreeing to abide by fair trade practices with respect to the purchase and sale of Mitel PRODUCTS and the provision of services for such. AP likewise agrees not to defame or falsely disparage the products or services of another supplier or encourage an end-user to breach or dishonor a contract it may have with a competitor of AP.

2.                                    TERM. This Agreement will commence upon execution by Mitel after AP has duly signed and returned such to Mitel. It will continue until April SO”(1) of the fiscal year in which the agreement was signed, and then from year to year thereafter unless either party shall give prior written notice to the other on or before March 1st of a given term to the effect that the contract will be terminated and not renewed as of April 30th of that year. This Agreement may also be terminated in accordance with the provisions of paragraph number 14 entitled “Termination” found hereinbelow. Unless otherwise stated herein, “year end” or “fiscal year end” shall be April 30th and a number of “days” shall be considered as calendar days. For financial accounting purposes it is understood that Mitel’s fiscal month-end is the last day of each month.

3.                                    TERRITORY.

                                              3.1                                 U.S. AP shall be permitted to distribute Mitel PRODUCTS anywhere in the U.S. (defined as its fifty states, the US Virgin Islands, Puerto Rico and Guam) so long as AP is able to service what it sells, with Mitel certified technicians, that are certified on the PRODUCT (including software level) being installed. AP may conduct limited sales to its customers located within Canada provided that AP executes a Limited Export Addendum for each Canadian customer, a blank copy of which is attached hereto in Schedule B for reference, listing the customer and the location, and agreeing to the terms therein regarding AP’s responsibility for compliance with ail laws including, but not limited to, export laws. Such Canadian customer must be within fifty (50) miles of the U.S. border. AP agrees to submit each Limited Export Addendum to Mitel for approval. Mitel may, in its sole discretion, accept or reject the Limited Export Addendum submitted by AP.

                                              3.2                                 Advertising. To the extent AP chooses to promote Mitel PRODUCTS via a web site on the internet or via a national and/or regional publication (e.g., The Wall Street Journal (national or regional edition) or Telecom Gear), AP agrees to place the following statement in a prominent, conspicuous location on all web site and/or newspaper and/or magazine pages promoting or referring to Mitel PRODUCTS, in no less than ten (10) point type and in all caps as follows: “THIS PROMOTION OF MITEL PRODUCTS IS NOT INTENDED AS A SOLICITATION OF ANYONE LOCATED OUTSIDE OF OUR SERVICE AREA WHICH IS (at this point insert a description of the geographic area in which you are able to service what you sell)”. Should AP wish to advertise PRODUCT pricing via their web site, or otherwise, AP shall comply with Mitel’s Advertising Policy (a true copy of which may be reviewed on MOL).

4.                                    MITEL’S OBLIGATIONS TO AP.

4.1                               Mitel agrees to offer a marketing program to the AP based on AP’s accredited level within Mitel’s authorizedPARTNER program. Mitel agrees to provide thirty (30) days notice of any changes to the program via MOL and/or other written or email notification.

4.2                               Manufacture and Supply of Mitel Products, Accessories, and Spare Parts. Mitel agrees to use commercially reasonable efforts to provide AP with PRODUCTS in sufficient quantities to facilitate AP’s reasonable needs. Mitel will supply certain PRODUCTS direct to AP and will supply certain other PRODUCTS through its Authorized Wholesalers, subject to the right to change its method of distribution, as it deems appropriate from time to time.

4.3                               Non-Disclosure of Confidential Information. Mitel agrees to use commercially reasonable efforts to prevent the disclosure of or unauthorized use of any proprietary information provided to Mitel by AP in compliance with the terms of this Agreement. Mitel acknowledges that the parties have previously executed a stand-alone confidentiality agreement on June 22, 2007 (the “NDA”) which is incorporated herein by reference. Mitel agrees that any confidential and/or proprietary information provided by AP to Mitel shall be subject to the terms of such NDA and Mitel shall protect the confidentiality, prevent the disclosure (except pursuant to a government order or subpoena) and limit the use of such information all in accordance with the terms of such NDA. By this Agreement, the term of Period of Protection contained within the NDA is hereby amended as follows: the Period of Protection shall be either three (3) years from the end of Disclosure Period or shall be the until the date of termination of this Agreement, whichever occurs later.

4.4                               Product Warranty and Software Warranty & License Agreement. Mitel agrees to provide AP with its Mitel U.S. Product Warranty (a true copy of which is attached as Schedule A) with respect to PRODUCTS sold or licensed by Mitel to AP hereunder, and AP agrees to offer its version of Mitel’s U.S. Product Warranty to its end-users, subject to including, in concept, Mitel’s material terms and conditions, disclaimers, and limitations of liability. If Mitel makes any material change to the U.S. Product Warranty, it will abide the terms of the prior U.S. Product Warranty for a period of six (6) months from the date of such change. Procedures and policies for both in and out-

APName	© Copyright Mitel Networks, Inc. 2007
MITEL authorizedPARTNER Agreement – Contract No.

of-warranty repair services and the Repair Price List shall also be provided via MOL. Mitel also agrees to provide AP, via MOL, with a separate form of Software Warranty and License Agreement with respect to Mitel’s Time Division Multiplex and Integrated Communications Platforms which AP agrees to accept from Mitel and abide by in all respects, as well as sub-license its end-user customer(s) for their usage (offering substantially the same terms and conditions).

4.5                               Ongoing Technical Support and Field Services. Mitel agrees to provide ongoing technical support, including necessary field services, to AP at then current rates, plus reasonable costs for transportation, lodging, and meals. If the Mitel PRODUCT being installed is defective, Mitel agrees at no cost to AP to either replace such defective. PRODUCT and/or, in Mitel’s sole discretion, provide field services to AP. From time to time, Mitel may introduce Release Levels of software, which improve the capability of and/or disseminate generic corrections to Mitel software. When these new Release Levels are made commercially available, they shall be provided electronically via download from MOL to the extent AP has purchased the appropriate software download kit from Mitel to enable AP to so proceed. Otherwise Mitel will provide the correction at nominal cost (shipping/handling) to AP if the new Release Level is of a corrective nature. If, however, new features are incorporated in addition to operational corrections and/or if the Release consists solely of new features or functionality, then AP will still be provided with the corrections as aforesaid, but said new features or functionality will be made available to AP at the then current AP price for such new features or functionality. Mitel reserves the right to give thirty (30) days prior written notice that it will no longer provide out-of-warranty after market technical support to a particular PRODUCT and/or Release Level. Notwithstanding the foregoing, Mitel will provide the foregoing cancelled out-of-warranty after market technical support for an additional thirty (30) days past the aforementioned thirty (30) day notice period. In utilizing the electronic software download feature via MOL, AP agrees to read and be bound by the applicable terms and conditions, disclaimers and warranty information posted on the pertinent web page associated with the particular software being downloaded.

4.6                               Discounts. Mitel agrees to afford discounts (Volume, Functional and otherwise) to AP all as per Mitel’s published guidelines on MOL. AP understands that Mitel reserves the right on a quarterly basis to review the purchases of the AP. Based on the findings, Mitel may adjust the discount provided to the AP. Mitel agrees to afford discounts to AP should it meet the pertinent criteria for such. Mitel also reserves the right to adjust and/or modify and/or cancel the Discount Program for the entire channel, upon providing thirty (30) days prior written notice but AP shall have the right to terminate this Agreement by giving Mitel thirty (30) days prior written notice in return if it does not accept such change and its election to terminate shall be its sole and exclusive remedy.

4.7                               Bonding. Mitel, at its sole discretion, may provide AP with bid and performance bonding services in appropriate instances with a minimum lead time of ten (10) business days. It is agreed that AP will reimburse Mitel (or Mitel may set-off against any credits owed AP) for costs of such services (including bond premiums). AP agrees to timely follow Mitel’s rules and regulations in applying for and implementing such bonding.

5.                                    AP’s OBLIGATIONS TO MITEL.

5.1                               Payment. AP agrees to timely pay for Mitel PRODUCTS ordered under the Agreement. Terms of payment shall be net thirty (30) days from date of invoice and shipment by Mitel. All amounts which are more than fifteen (15) days past due shall accrue interest from the due date at a rate equal to the lesser of one and one half percent (1.5%) per month or any part of a month (eighteen per cent (18%) per annum) or the highest rate allowed by applicable state law.

5.2                               Promote Mitel Products and Usage of Mitel Name. In consideration of AP’s appointment AP agrees to use commercially reasonable efforts to actively promote, market, sell, and service Mitel PRODUCTS in all instances where Mitel offers a competitive communications solution having the features and functionality desired by AP’s end-user. Notwithstanding the foregoing, Mitel agrees and acknowledges that AP is free to sell products manufactured by competitors of Mitel. AP shall not use the name Mitel Networks or any of its brand names or trademarks in its own name and/or tradename (actual or fictitious) or as part of its URL or internet domain name or in an “800” type toll free number without the prior express written consent of Mitel. AP, likewise, agrees to conform to the Lanham Act, as well as Federal Trademark and Copyright Law when engaging in such permitted usage. AP also agrees to comply with the Mitel Networks Corporate Identity Guidelines as found on MOL.

5.3                               Use Only Certified Technicians and Maintain Certifications. AP agrees that each and every installation of PRODUCT shall be directly supervised and approved by a Mitel certified technician with the requisite certifications for the particular PRODUCT involved. AP agrees that technician shall be certified by Mitel or a Mitel Certified Training Partner (at AP’s expense) as meeting the minimum standards necessary to install and maintain the particular PRODUCT in question, in accordance with Product Learning Maps published on MOL. AP agrees to maintain a sufficient number of trained sales executives and trained technicians in accordance with the certification requirements provided on MOL. Should an AP only be certified for sales, the AP agrees to partner with Mitel or a properly certified AP to provide technical services as required herein.

5.4                               Limit Claims to Written Specifications. AP agrees to limit its claims and representations concerning PRODUCTS to those in conformity with Mitel’s published written specifications and/or Mitel produced marketing collaterals. AP agrees not to misrepresent the features, functionality or capacity of Mitel PRODUCTS.

5.5                               Security Interest/Set-off. AP hereby grants to Mitel a purchase money security interest in all Mitel PRODUCTS for which Mitel has not been timely paid, either now possessed by AP or hereafter acquired by AP, pursuant to this Agreement (the “collateral”). AP hereby authorizes Mitel to sign for it, as its attorney-in-fact, and to file U.C.C. 1 Financing Statements with respect to the collateral after giving five (5) days prior written notice to AP but only in instances where Mitel feels reasonably insecure regarding the extension of credit. AP, likewise, grants a right of set-off to Mitel regarding any monies owed by Mitel to AP.

5.6                               Supply Financial Information. AP agrees to provide financial information (balance sheet/profit and loss statement) to Mitel upon application to become an AP and on a periodic basis as requested by Mitel from time to time.

5.7                               Protect Proprietary Information. AP agrees to protect Mitel proprietary and/or confidential information and not to disclose such to others or use such except for the purposes of this Agreement. Upon termination, AP likewise agrees not to utilize such information in a way that is not in the best interests of Mitel. AP also understands and agrees that this contract itself, along with its Schedules (including those reflected via MOL) is confidential information.

                                              5.8                                 Provide Warranty. AP agrees to provide a substantially similar version of Mitel’s U.S. Product Warranty, attached hereto and incorporated by reference herein as Schedule A, to and in favor of its customer(s), including AP’s version of Mitel’s disclaimers and limitations of liability. AP agrees to incorporate its version of said warranty along with the material terms, disclaimers, and limitations of liability of said warranty in its written agreement with its customer(s). AP also agrees to provide its customers, at no charge to Mitel, with the warranty service inherent in honoring the aforesaid Mitel warranty and/or in providing the services as stated in paragraph 4.4, above.

5.9                               Indemnification. AP agrees to indemnify, defend, and hold Mitel harmless from any and all costs, expenses, damages or liabilities arising against Mitel by a third party as a result of a material breach of this Agreement by AP or as a result of negligent acts or omissions of AP in performing hereunder. Mitel likewise agrees to indemnify, defend and hold harmless AP from any and all costs, expenses, damages, or liability arising to AP from a material breach by Mitel of the terms and conditions of the Mitel Product Warranty, or the negligent acts or omissions of Mitel in performing hereunder to the extent such negligence causes personal injury, death or property damage to occur. Notwithstanding the foregoing, neither party shall be obligated to indemnify the other for indirect or consequential damages based either in contract or tort.

5.10                        Purchases from Mitel. AP agrees that it will procure all its new and/or unused PRODUCTS as well as all refurbished and/or remanufactured PRODUCT (to the extent not already manufacturer discontinued) solely and directly from Mitel itself and/or from an Authorized Wholesaler of Mitel. AP agrees to disclose to its customer the extent to which any system or components are used. AP agrees not to transfer used Mitel software without abiding with the CONDITIONS CONCERNING RESTRICTIONS ON USE OF SOFTWARE (see Schedule A attached). Mitel will not unreasonably withhold its consent to transfer software so long as the transferee agrees to execute and abide by an acceptable sublicense and so long as the transferor agrees to comply with Mitel’s Software Re-Licensing Policy (a true copy of which may be reviewed on MOL). In no event, however, may AP substitute new or unused software in a used and/or refurbished system without first obtaining Mitel’s prior express written consent and without conspicuously disclosing to the end-user, in writing, whether or not the system is “like new”, used, or otherwise.

5.11                        Data Network Assumptions/Duty to Develop. AP agrees to develop a mutually agreeable written schedule with its customer that depicts the data network that Mitel PRODUCTS are expected to interface with and be compatible with that its customer either already has in place or will have in place before the installation of Mitel PRODUCTS to include its specific cabling, equipment and characteristics as well as whether or not any upgrades are necessary to be implemented (e.g., increased robustness/memory or other necessary improvements). It would also behoove AP to place in its contract with its customer a requirement that any technician labor costs expended by AP in diagnosing problems caused by any misrepresentation with respect to the said network be reimbursed.

5.12                        Product Data. AP agrees, upon request by Mitel, to provide end user PRODUCT data (e.g. customer contact information, lists of equipment sold to customers, and locations where Mitel equipment was sold).

6.                                    PRICE, ORDER ENTRY, AND SHIPMENT TERMS AND CONDITIONS.

6.1                               Prices. Prices for PRODUCTS and offered Services shall be as found in the U.S. Mitel Price List which can be found on MOL. Mitel reserves the right to make any desired changes to said list by giving thirty (30) days prior written notice to AP.

Prices charged for PRODUCTS that are purchased by AP from a Mitel Authorized Wholesaler shall be as set from time to time by such wholesale distributor.

6.2                               Purchase Orders. AP agrees to place orders on Mitel by Purchase Order for all PRODUCTS and Services to be ordered directly from Mitel hereunder. All such Purchase Orders shall be issued by AP in accordance with the Mitel ordering process: (i) as detailed on MOL or upon request of AP and (ii) in effect at the time the Purchase Order is issued by AP. Mitel reserves the right to reject any Purchase Order, in whole or in part, or fail to ship an accepted order should it feel insecure in AP’s ability to pay. Mitel also reserves the right to impose a minimum purchase amount per order of Three Hundred Dollars ($300) before taxes and net of all discounts or reductions. Mitel also reserves the right to allocate production as may be necessary from time to time.

6.3                               Sales Acknowledgement. Mitel will transmit an acknowledgment of the Purchase Order by electronic means. The acknowledgment incorporates by reference Mitel’s standard Sales Acknowledgment, a true copy of which is available via

MOL. AP agrees that the terms and conditions of said Sales Acknowledgment shall take precedence over the Purchase Order in the event of a conflict, and that this Agreement shall prevail in the event of a conflict between it and either the Purchase Order or said Sales Acknowledgment.

6.4                               Invoices. Mitel shall issue invoices to AP for Mitel PRODUCT shipped to it hereunder which shall be due and payable thirty (30) days from that date. AP shall pay to Mitel the full amount of the invoice on or before its due date. AP shall be afforded a one percent (1%) prompt pay discount to the extent Mitel receives payment within fifteen (15) days of invoice date. AP’s obligation to pay and Mitel’s right to receive same shall be absolute and unconditional and not subject to reduction, set-off or abatement. If, at any time, in Mitel’s judgment, AP’s financial condition and/or payment record makes Mitel feel insecure, Mitel may deny the further extension of credit, place AP on “credit hold”, require C.O.D. terms or otherwise.

6.5                               Invoice Errors. AP shall notify Mitel within twenty (20) days from receipt of invoice of any errors on the invoice. Mitel may grant an extended payment term of ten (10) business days on the portion of the invoice which is in dispute; the remainder of the invoice shall be timely paid notwithstanding the extension.

6.6                               Arrears. Mitel reserves the right to refuse to accept or process Purchase Orders from AP when its account with Mitel is in arrears, and AP hereby grants unto Mitel a lien on any PRODUCT being repaired for it by Mitel until AP’s account with Mitel is brought current.

6.7                               Taxes. AP shall pay all taxes, levies or duties now or hereafter imposed on the importation and/or sales of goods or rendering of services with respect to Mitel PRODUCTS or services unless it has first provided Mitel with a properly completed applicable state sales tax resale or exemption certificate, which then must be referenced on all Purchase Orders.

6.8                               Returns. AP may, in Mitel’s reasonable discretion, return unused Mitel PRODUCT, if that type of PRODUCT is still in production, subject to a reasonable restocking charge at Mitel’s then current rate (which is currently twenty percent (20%) of Net Price) and subject to the following: Returns for credit must be returned within thirty (30) days of shipment and must be in unopened factory sealed packaging. Mitel does not accept the return of software or software options.

6.9                               Shipping Terms and Insurance. AP recognizes and agrees that all prices shall be FCA Canada at warehouse shipping point or FCA U.S. at warehouse shipping point, as applicable and as solely determined by Mitel in each instance (“shipping point”). The specific Canadian or U.S. shipping point locations are available upon request by AP. Prices do not include any taxes or charges for insurance or freight, all of which are the obligation of AP. Risk of loss shall be transferred to AP upon delivery to the carrier at the shipping point. Mitel shall retain a security interest pursuant to the Uniform Commercial Code until payment is made. AP agrees to insure PRODUCT purchased hereunder from the point of receipt by carrier at the shipping point until an accepted installation at customer’s site has been achieved, against loss by fire, theft or other casualty, as well as to maintain errors and omissions, product liability and public casualty liability insurance covering the sale and installation of the Mitel PRODUCT. Such insurance shall be in amounts acceptable to Mitel, and AP agrees to provide Mitel with a true copy of a certificate of insurance evidencing such coverage upon Mitel’s request.

7.                                    DELIVERY, RISK OF LOSS, TITLE, INSPECTION, AND CANCELLATION.

7.1                               Delivery. Mitel shall use commercially reasonable efforts to meet any reasonable delivery date, but Mitel does not guarantee delivery by that date; and Mitel shall not be liable to AP or any third-party (including, but not limited to, customer) for any loss or damage, whether direct, special, collateral, incidental, consequential or otherwise arising from any failure to ship any Mitel PRODUCTS, or any delay or errors in such shipment, regardless of notice to Mitel of the possibility of such loss. Each shipment shall be considered an independent and separate transaction, and payment, therefore, shall be made accordingly.

7.2                               Risk of Loss. Risk of loss shall pass to AP upon delivery of the PRODUCT to the carrier at the shipping point.

7.3                               Inspection. Within twenty (20) days following date of shipment AP agrees to inspect the PRODUCTS ordered and shall promptly notify Mitel, in writing, of any discrepancies or damages. Failure to timely notify Mitel shall be conclusive proof that the PRODUCTS were received by AP as ordered and in good condition.

7.4                               Cancellation. AP may cancel any or all portions of a Purchase Order upon a minimum of thirty (30) days prior written notice to Mitel in advance of the requested ship date. In the event Mitel ships any or all portions of a Purchase Order prior to receipt of the cancellation notice, then the purported cancellation notice shall have no force or effect. In the event AP cancels any or all portions of a Purchase Order within thirty (30) days of requested ship date, AP agrees to pay a cancellation charge equal to twelve percent (12%) of the AP’s cost of the item(s) canceled, as liquidated damages, and not as a penalty.

8.                                    THIRD-PARTY PRODUCT WARRANTIES, LICENSES. Mitel agrees to pass through to AP and honor in all respects any warranty provided by a third-party on products ordered hereunder that are not manufactured by Mitel; such product warranties shall likewise be subject, at a minimum, to the disclaimers and limitations of liability as stated in the Mitel U.S. Product Warranty. AP accepts all such express limited warranties (from either Mitel or from a third-party) as its sole and exclusive remedy for defects in Mitel

PRODUCT (including product procured from a third-party by Mitel, as aforesaid) and agrees to the terms and conditions, disclaimers, and limitations of liability thereof.

9.                                    CHANGES TO PRODUCT SPECIFICATION; MANUFACTURER DISCONTINUANCE. Mitel reserves the right to make changes in the design or construction of any of its products as it deems necessary or desirable. Mitel will make a reasonable effort to provide prior notification to AP of said changes. AP agrees that Mitel shall incur no obligation to make any changes whatsoever on PRODUCTS previously sold hereunder nor shall any changes create any implications whatsoever that any part manufactured or furnished without such changes is in any way defective. Mitel further agrees to provide reasonable notice, at least sixty (60) days in advance, of its intent to discontinue the manufacture of a PRODUCT and AP understands and agrees that Mitel may do so in its sole discretion. Following the aforementioned sixty (60) days notice, Mitel shall reasonably endeavor to provide AP with remaining stocks of manufacturer discontinued PRODUCTS for an additional thirty (30) days, but AP acknowledges that this is subject to availability of said products. Should a PRODUCT be manufacturer discontinued Mitel shall have no duty relating to such PRODUCTS beyond that stated in the discontinuation notice with respect to Post Termination Rights afforded AP (see section 14.7, below).

10.                             SOFTWARE LICENSE, PROCESS. Mitel hereby grants to AP a non-exclusive, paid-up license to use Mitel copyrighted software subject to the terms and conditions concerning restrictions on use of software as stated on Schedule A, attached, and AP agrees to abide by the terms and conditions of such. AP also agrees to enter into a written sub-license agreement with its customer regarding the use of Mitel copyrighted software. AP agrees that such sub-license shall incorporate the essential material terms and conditions of the Mitel software license. AP recognizes and understands that it receives no license from Mitel should it purchase new or unused software from a third party (except from Mitel Authorized Wholesalers) and AP agrees not to deal in such unlicensed software. AP also agrees to abide by Mitel’s Software Re-licensing Policy with respect to any handling of used software. Furthermore, Mitel reserves the right from time to time to distribute its software via MOL and to the extent AP downloads such for its business purposes it agrees to abide by the Software License contained herein in all respects. Likewise, AP agrees that NO ADDITIONAL WARRANTY is offered by Mitel on software updates or maintenance releases and that such are provided “AS IS/WHERE IS”.

11.                             PATENT AND TRADEMARK INFRINGEMENT.

11.1                        Mitel’s Responsibilities To Defend. Mitel shall indemnify, defend and otherwise hold AP harmless from all cost, loss, damage or liability (excluding consequential damages to AP) arising from any proceeding brought against AP, to the extent such proceedings are based on a claim that PRODUCT furnished by Mitel under this Agreement constitutes an infringement of any U.S. or Canadian patent, trademark or copyright or which is alleged to be a trade secret of a third party. Mitel shall defend any suit alleging such infringement which is brought against AP or any of its customers, and shall pay all costs and expenses incurred and satisfy all judgments and decrees against AP in such actions or suits, so long as AP notifies Mitel, in writing, within ten (10) business days of the date any such claim becomes known to AP, so long as AP makes no admission concerning the claim, allows Mitel to control the defense of such claim, and AP provides such assistance and cooperation to Mitel as is reasonably requested.

11.2                        Mitel’s Options. In the event AP or its customers are enjoined from their use of PRODUCTS due to a proceeding based upon any infringement of any U.S. or Canadian patent, trademark, copyright or trade secret, Mitel shall have the following options:

(i)                                     Promptly render the PRODUCT non-infringing and capable of providing services as intended; or

(ii)                                  Procure for AP the right to continue using the PRODUCT; or

(iii)                               Replace the PRODUCT with non-infringing goods capable of providing services as intended; or

(iv)                              In the event that none of the foregoing options is available, remove the PRODUCT and refund the purchase price thereof less depreciation for use, if any.

11.3                           LIMIT OF MITEL’S LIABILITIES. THE FOREGOING CONSTITUTES THE ENTIRE LIABILITY OF MITEL WITH RESPECT TO INFRINGEMENT OF PATENTS, TRADEMARKS, COPYRIGHTS, AND TRADE SECRETS FOR PRODUCTS PURCHASED PURSUANT TO THIS AGREEMENT. SUCH LIABILITY DOES NOT INCLUDE CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES TO AP, SUCH AS, WITHOUT LIMITATION, LOSS OF ACTUAL OR PROSPECTIVE

PROFITS, OR LOSS OF USE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

11.4                           NO LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREINABOVE MITEL SHALL HAVE NO LIABILITY FOR ANY CLAIM OF INFRINGEMENT WHICH IS BASED UPON:

(I)                                    USE OF THE PRODUCT OTHER THAN IN ACCORDANCE WITH APPLICABLE WRITTEN SPECIFICATIONS PUBLISHED BY MITEL;

(II)                                USE OF THE PRODUCT OTHER THAN IN A MANNER FOR WHICH THE PRODUCT WAS INTENDED TO BE USED;

III)                                USE, OPERATION OR COMBINATION OF THE PRODUCT WITH OTHER NON-MITEL PRODUCTS IF SUCH CLAIM OF INFRINGEMENT WOULD HAVE BEEN AVOIDED BUT FOR SUCH USE, OPERATION OR COMBINATION; AND

(iv)                              TO THE EXTENT A THIRD-PARTY LICENSE IS NECESSARY IN ORDER TO IMPLEMENT A PARTICULAR APPLICATION TO BE UTILIZED BY AP’S END-USER, AP AGREES TO PROVIDE SUCH OR HAVE END-USER OBTAIN SUCH AND MITEL SHALL HAVE NO LIABILITY TO AP FOR CONTRIBUTORY INFRINGEMENT AND/OR INDUCEMENT TO INFRINGE.

12.  INDUSTRIAL AND TRADE SECRETS.

12.1                      AP Acknowledgment. AP acknowledges that Mitel has developed and used valuable technical and non-technical information, patents, copyrights, trade secrets, confidential information, and the like in the development of the PRODUCTS. AP shall use its best efforts to ensure that neither it nor any of its employees will convert to their own use or to the use of any other party any industrial secrets, copyrights, trade secrets, patents, manufacturing or other processes (confidential information) or the like, owned by Mitel, that is obtained by AP by reason of this Agreement or otherwise. AP agrees to use the same degree of care in protecting such information as it would use in protecting its own trade secrets.

12.2                      AP’s Responsibilities And Limitations. Any confidential information of a proprietary character, as aforesaid, shall be clearly and conspicuously marked by each party as proprietary or confidential information or otherwise under a Non-Disclosure Agreement. Neither party shall be liable to the other for disclosure or use of such information marked as proprietary information as provided above which:

(i)                                   Is or becomes legally available to the public from a source other than Mitel before or during the period of this Agreement;

(ii)                                Is released in writing by Mitel to the general public;

(iii)                             Is at any time developed by the other party completely independent of any such disclosure or disclosures.

12.3                      No License Implied. Except as expressly stated in this Agreement, no license is granted to AP from Mitel by merely entering into this Agreement.

13.                             INDEPENDENT CONTRACTORS. AP’s officers, employees or agents shall not be deemed to be officers, employees or agents of Mitel, and AP shall not represent that its relationship with Mitel is other than that of an independent contractor. Nothing in this Agreement shall create in either party any right or authority to incur any obligations on behalf of, or to bind in any respect, the other party. The parties hereto agree that the arrangement created by this Agreement is not in the nature of a franchise or agency. AP agrees that there is no required payment to become a Mitel AP and the purchase of any offering from Mitel is solely to promote PRODUCTS and/or for the purpose of acquiring PRODUCTS for resale.

14.                             TERMINATION.

14.1                      Acknowledgment Of Mitel’s Marketing Needs. AP fully understands the business necessity for Mitel to retain flexibility in Mitel’s methods of selling, marketing, distributing, installing, maintaining, and servicing its PRODUCTS, as well as the need to maintain the good will of Mitel. Accordingly, AP expressly recognizes the valid business need for, and agrees to, the termination provisions set forth below.

14.2                      Termination Provisions. This Agreement may be terminated by Mitel, in its entirety, with ten (10) business day’s prior written notice by first class U.S. mail, courier, ore-mail in the event:

14.2.1.           Insolvency Or General Assignment For Creditors. AP becomes bankrupt or insolvent; the filing by AP of a petition in bankruptcy; the making of an assignment for the benefit of creditors by AP; the appointment of a receiver or trustee for AP or for any assets of AP; or the institution by or against AP of any other type of insolvency. The term insolvent shall mean either: inability of AP to pay its bills as they mature or total liabilities exceed total assets. All calculations shall be determined in accordance with generally accepted accounting principles; or

14.2.2.           Breach Of Representations And Warranties. AP breaches any of its material representations and warranties or (except as provided in 14.2.3 below) any other term or obligation of this Agreement and fails to cure such within thirty (30) days of receiving written notice from Mitel regarding same in the event the breach is capable of being cured; or

14.2.3.           Failure To Pay. AP fails to pay in full all amounts due Mitel within sixty (60) days of invoice (not including invoices about which there is a reasonable dispute) except as expressly provided for under the terms and conditions of this Agreement or if Mitel, in good faith, believes and has commercially reasonable grounds to believe that the prospect of payment is or is about to become impaired; or

14.2.4.           Attempt To Assign Or Transfer. AP attempts to assign or transfer its rights or delegate, transfer or subcontract its obligations under this Agreement to a third party without the prior written consent of Mitel; or

14.2.5.           Change Of Business Nature, Ownership Or Control. AP notifies Mitel or Mitel becomes aware that there is a material change in the nature or ownership of AP or its parent or change of control of AP or its parent during the term of this Agreement including, but not limited to, any change in which a competitor of

14.2.6.           Mitel becomes financially involved in the business of AP or any change in which a majority of the stock or substantial portion of the assets of AP are transferred in a transaction; or

14.2.7.           Termination For Convenience. Either party may, upon the giving of ninety (90) days prior written notice, terminate this Agreement for its convenience without incurring any liability to the other except the obligation to meet all duties arising prior to said termination, as well as adhere to those obligations which by their inherent nature are intended to survive termination.

14.3                      Post Termination Sales. The acceptance by Mitel of any Purchase Order from AP or the sale of any PRODUCTS by Mitel to AP after the expiration and/or termination of this Agreement shall not be construed as a renewal or an extension, or as a waiver of termination of this Agreement; but, in the absence of a new written Agreement, all such transactions shall be specifically governed by the provisions of this Agreement with regard to the obligations as stated in paragraphs numbered 5, 6,7, and 8 above as well as sub-paragraph numbers 14.4,14.5,14.6 and 14.7, below.

14.3.2.           Upon giving notice of termination, regardless of the reason for such termination, Mitel reserves the right in its sole discretion to immediately restrict or prohibit the access of AP to Mitel forums and confidential information (including but not limited to marketing initiatives).

14.4                      Post Termination Rights & Responsibilities. Termination under this Agreement shall not affect the rights and obligations of the parties concerning orders accepted by Mitel prior to the effective date of the termination.

14.5                      Limitation Of Post Termination Liabilities. Mitel shall not, by reason of the termination, expiration or non-renewal of the AP Agreement hereby created, be liable to AP for recoupment, compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of AP. AP shall likewise have no such liability to Mitel.

14.6                      Obligations After Termination.

14.6.1.           Payment To Mitel; Survival Of Obligations. Termination of this Agreement shall not relieve AP of any obligations to pay Mitel for any amount payable for transactions prior to or after termination, expiration, or non-renewal, or of the duty to perform as agreed with regard to paragraphs 5,6 or 7, with reference to PRODUCTS sold by AP to its end-user customers.

14.6.2.           Fulfillment Of Orders. Mite! shall have no obligation to fill any orders for systems as opposed to spare parts (see 14.7 below), placed by AP after the date of termination, expiration, or non-renewal of this Agreement, whether previously quoted or otherwise.

14.6.3.           No Post Termination Advertising. AP agrees not to promote, advertise or market Mitel PRODUCTS or AP’s prior relationship with Mitel post termination.

14.7                      Post Termination Support Services. In the event of the termination, expiration and/or non-renewal of this Agreement, for reasons other than AP’s material breach, bankruptcy or insolvency, Mitel shall make available to AP, for a period of one (1) year from the date of such termination, expiration, and/or non-renewal, spare parts at MLP less twenty-five percent (25%) for IP PRODUCTS, for TDM PRODUCTS, for Mitel Branded Applications and Small Business Solutions PRODUCTS. With respect to repair services they shall be offered at list price (as published from time to time hereafter), along with technical support services at a reasonable fee (such repair services and technical support, however, shall only be made available for a period of one (1) year from termination, expiration or non-renewal). Such availability of spares, repair services and technical support shall collectively be hereinafter referred to as “support materials” and shall be those support materials generally available to Mitel’s APs which would enable said former AP to maintain and support its Mitel installed base as such existed (site and system) as of the date of termination, expiration or non-renewal. To the extent a PRODUCT has been manufactured discontinued (“MD’d”) said AP will be entitled to the rights Mitel announces upon MD of the PRODUCT pursuant to standard policy. Former AP, in order to be eligible for these rights agrees to provide Mitel, within thirty (30) days of the date of termination, expiration, or non-renewal, with a confidential listing of such installed base. In no event may the former AP purchase systems for such base, however, nor may it purchase new software releases introduced by Mitel after said termination, expiration or non-renewal occurs. These support materials and prices will be listed on your password protected subsection of MOL for terminated APs and will be sold in accordance with Mitel’s then standard terms and conditions of sale along with Mitel’s then standard published express limited warranty subject to its terms and conditions, disclaimers and limitations of liability. Former AP shall not be eligible, however, to receive any discounts over and above those defined above for spare parts or be able to take advantage of any marketing programs or benefits. The above undertakings by Mitel do not give former AP a right, however, to purchase new PRODUCTS (including new software releases) added to the Mitel US Price List after the termination, expiration or non-renewal of this Agreement. Termination, expiration or non-renewal is also agreed to eliminate the right of AP to any rebates and/or benefits it would have been eligible for in the ensuing term or extension of this contract had cessation of the Agreement not transpired as it did.

15.                             MISCELLANEOUS.

15.1                        Force Majeure. Neither Mitel nor AP shall be deemed to be in default of any provision of this Agreement for a failure in performance resulting from acts of God or events beyond their reasonable control. Such acts shall include accidents, civil disturbances, terrorism, strikes, lightning, fires, floods, earthquakes or other natural catastrophes, or other force majeure events beyond the reasonable control of such non-performing party.

15.2                        Governing Law And Venue. This Agreement shall be governed by the substantive laws of the Commonwealth of Virginia, and venue is agreed to be in Fairfax County, Virginia.

15.3                        Severability. The provisions of this Agreement shall be deemed severable. If any provision of this Agreement shall be held to be unenforceable by any court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

15.4                        Headings. All headings and captions contained herein are for convenience and ease of reference only.

15.5                        Paragraphs. Numbered or lettered paragraphs, subparagraphs, and schedules contained in this Agreement refer to paragraphs, subparagraphs, and schedules of this Agreement.

15.6                        Notices. Any official legal notices required to be given to AP may be sent via first class US mail or courier addressed to the AP’s principal place of business as indicated in this Agreement. Likewise notices to Mitel may be sent in the same manner to Herndon, Virginia at 205 Van Buren Street, Suite 400 (zip 20170-5344) in c/o Legal Department. Alternatively, such notices may be sent via electronic mail or bulletin or via facsimile to the e-mail address provided to Mitel by the AP.

15.7                        Execution. This Agreement may be executed online via electronic signature.

15.8                        Waiver. Any failure by either party to enforce any right hereunder shall not constitute a waiver of such right. Each party may waive its rights hereunder only by execution of a written instrument expressly waiving such right.

15.9                        Intent. It is the intent of the parties to create a binding, legally enforceable contract as to all items discussed herein.

15.10                 Government Compliance. Each party agrees to comply with the F.C.C. rules and regulations, with the provisions of the Fair Labor Standards Act of 1938, as amended, the Federal Occupational Safety and Health Act (OSHA), as amended, the Federal/Hazardous Substances Act and with any other Federal, State, County or Municipal rules, regulations, and codes, including those pertaining to packing and shipping, and to obtain any and all required licenses, permits and certificates. Each party agrees to indemnify the other for any loss or damage sustained because of their respective noncompliance with this representation.

15.11                 Consequential Damages. Except as provided in Section 11 of this Agreement, in no event shall either party be liable to the other or to any third-party for special, incidental, indirect, or consequential damages (including, but not limited to, loss of use, loss of profits or downtime), whether or not PRODUCTS sold hereunder are still in warranty or are out of warranty, when the dispute arises. The parties hereto acknowledge a good faith duty to work with each other to help solve legitimate end-user problems.

15.12                 Publicity. Any publicity regarding this Agreement shall be achieved only by mutual consent of the parties. Any such publicity shall be in the form of a general announcement only. The specific terms shall be held in strict confidence. Notwithstanding the foregoing, Mitel may, in its sole discretion, publically announce awards, joint initiatives, or other forms of recognition regarding the AP without having to obtain permission from the AP beforehand.

15.13                 Confidentiality. The parties hereto agree to maintain the absolute confidentiality of the terms and conditions of this Agreement. Notwithstanding the foregoing, AP, as a publicly traded company, shall be entitled to disclose this Agreement, but only to the extent that such disclosure is required by law (including without limitation the rules and regulations of securities laws) as determined in the reasonable judgment of the AP and its legal counsel.

15.14                 Authorization Of Execution. The party signing on behalf of AP represents and warrants that he/she has all necessary corporate authority to legally bind AP to this Agreement. At the request of Mitel, AP shall provide a Board of Directors’ Resolution authorizing execution of this Agreement. This Agreement shall not be binding on Mitel unless signed by a corporate officer of Mitel.

15.15                 Toll Fraud Disclaimer/Warning. Mitel disclaims any express or implied warranty that its PRODUCTS are technically immune from or prevent fraudulent intrusions into and/or unauthorized use (including its interconnection to the long distance network). AP is hereby warned that fraudulent use of the system, including but not limited to DISA, auto-attendant, voice mail, 800 type toll free number service and 10XXX/10XXXXX, is possible, and AP agrees to generally warn its customers of such. AP also agrees to follow Mitel’s published Technical Bulletins on this issue. Mitel reserves the right to publish such bulletins electronically.

15.16                 Invasion Of Privacy Disclaimer/Warning. Mitel hereby disclaims any express or implied warranty that its PRODUCTS are technically immune from or prevent unlawful and/or unauthorized utilization that may result in invasion of one’s right to privacy. Mitel hereby warns AP that such is possible, and AP agrees to warn its customers of such.

15.17                 Loss Or Theft Of Data. Mitel hereby disclaims any express or implied warranty that its PRODUCTS are technically immune from or prevent improper, unlawful and/or unauthorized utilization that may result in the loss of or theft of electronic data. Mitel hereby warns AP that such is possible, and AP agrees to warn its customers of such.

15.18                 Record A Call Feature. Mitel hereby makes AP aware that the “Record a Call Feature” has legal implications as outlined in the Mitel technical documentation. Record a Call does not provide a warning tone, therefore, end-users should indicate verbally that the call is being recorded when activating this feature. AP agrees to warn its end-user customers of this matter during its training sessions and to pass on the pertinent documentation warnings and disclaimers concerning such in order to comply with the laws of the pertinent jurisdiction(s) involved. Mitel disclaims any responsibility for improper use of this feature.

                                              15.19                   External Listen & Music On Hold. The External Listen feature contained in the Mitel Networks 3100 and 3300 ICP PRODUCT may violate state or federal statutes including, without limitation, criminal law, or privacy legislation. AP is hereby warned to check local laws to ensure that use of this feature does not contravene any such statutes and to properly warn its end-user customers of such. Mitel disclaims any responsibility for improper use of this feature.

15.20                 E-911 Warning. Certain Mitel PRODUCTS (see appropriate product specifications and warnings and see for example the 6010 teleworker application) do not provide specific user location identification and AP agrees to warn its end-users of such.

15.21                 No Intent To Create Third-Party Beneficiary Status. The parties understand and agree that this Agreement is for their own respective benefit only, and it is not intended to and does not create third-party beneficiary status on any other person or entity whatsoever, including, but not limited to, customer (end-user).

15.22                 Attorney Fees. In any dispute arising out of this Agreement the prevailing party shall be entitled to reasonable attorney fees and costs.

15.23                 Entire Agreement. This Agreement constitutes the entire Agreement of the parties with respect to the subject matter contained herein and supersedes all prior written reseller, Solution Provider, or any other such agreements between the parties. There are no other agreements pertaining to the subject matter hereof, either oral or written. A waiver of any provisions in any one instance shall not be deemed a waiver of any provision in any other instance. This Agreement may only be amended or modified by the written agreement of the parties.

15.24                 NO ORAL MODIFICATIONS. ALL CHANGES TO THIS AGREEMENT (INCLUDING ANY ATTACHMENTS OR ADDENDA HERETO) MUST BE IN WRITING AND SIGNED BY BOTH PARTIES. MITEL SHALL NOT BE BOUND BY ANY VERBAL AGREEMENT OR VERBAL MODIFICATIONS.

15.25                 Assignment. AP shall not assign or transfer any executory rights under this Agreement, in whole or in part, without the prior written consent of Mitel, which consent shall not be unreasonably withheld. Mitel shall have the right to assign this Agreement to any Mitel subsidiary or affiliated company, or to any third party in connection with the transfer of all or substantially all of the assets of the business unit relating to this Agreement, or the sale or transfer of the voting stock or shares of Mitel resulting in a change in its effective control. Either party may assign rights that are no longer executory such as the right to obtain damages for material breach and the right to collect payment on an account.

16.                               ELECTRONIC MAIL AND INTERNET CONNECTIVITY. AP must possess the capability to communicate via electronic mail, and to connect to the Internet so Mitel will be able to provide, at no charge to the AP, access to the following: Sales and Product Bulletins, Sales Collateral, Marketing Newsletters, Configuration Tools, Press Releases, Price Bulletins, Technical Bulletins, and any other items deemed appropriate by Mitel. Electronically provided collateral materials will be updated by Mitel on a continual basis. Should the AP experience difficulty in accessing the Internet, Mitel will provide the AP access to printed copy of above literature for a period of time. Mitel reserves the right to charge a fee for such. Glossy sales brochures may be provided in hard copy from time to time. Mitel reserves the right to charge for such hard copies.

17.                               MITEL PASSWORDS, CODES. It is the obligation of AP to keep all electronic password(s) and codes provided by Mitel confidential at all times. It is also the obligation of the AP to notify Mitel immediately when an employee of AP who had access to an assigned Mitel password or code is terminated or changes status. Likewise, AP agrees to notify the Mitel Training group when it hires a Mitel certified technician or the employment of a Mitel certified technician has terminated. All such notifications should be made via email to MOLSupport@mitel.com.

18.                               SOFTWARE AND SOFTWARE TOOLS. AP acknowledges that Mitel develops and distributes part of its communications via the Internet, or by CD via the U.S. mail. Mitel uses the following software, among others, to accomplish this task: Microsoft (MS) Word, MS Excel, MS PowerPoint, Adobe Acrobat and Mitel also uses Microsoft Windows Operating Systems for its software tools. AP will, at its own expense, make available for its own use, that certain software and/or operating system that is the functional equivalent of or otherwise compatible with such programs.

19.                               PRIOR SERVICE SOLUTIONS ADDENDUMS AND IMPLEMENTATION AND SUPPORT SERVICES ADDENDUMS. In the event that AP previously executed either a Service Solutions Addendum and/or an Implementation Fulfillment Addendum (collectively “Addendums”) with Mitel in its former capacity as a Solution Provider or SP, the terms and conditions of such Addendums shall remain in full force and effect. Notwithstanding the foregoing, AP agrees to the following changes to their existing addendums:(i) the term Solution Provider Agreement or SP Agreement, whenever used in the addendums, shall be replaced with the terms authorizedPARTNER agreement or AP agreement, respectively, and (ii) the terms Solution Provider or SP shall be replaced, respectively, with authorizedPARTNER or AP.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed hereinbelow by their respective duly authorized representatives on the date first appearing above.

Mitel Networks, Inc.	Xeta Technologies, Inc

By	By	/s/ Greg Forrest

Dan Mondor	Printed Name and Title: Greg Forrest
President	CEO & President

SCHEDULE A

U.S. Product Warranty

for Mitel authorizedPARTNERS

a.                                       Mitel warrants that its products (hereinafter “PRODUCTS”) except the firmware and software components thereof and except for those specific products expressly noted below (hereinafter “SPECIAL PRODUCTS”) will be free from defects in material and workmanship, under normal use and service for a period of fifteen (15) months from the date of shipment by Mitel to authorizedPARTNER or to Mitel’s Authorized Wholesalers from whom authorizedPARTNER may purchase certain PRODUCTS including certain SPECIAL PRODUCTS.

b.                                      Mitel likewise warrants that the software and firmware program components (including the media itself) of PRODUCTS, to the extent such are utilized to provide an operating system or an embedded application (“inside the skins”) will likewise perform for fifteen (15) months from the date of shipment, as aforesaid, substantially in conformity with Mitel technical documentation (functional and operating specifications) that Mitel publishes regarding same (reference and operating manuals and guides relating to the program).

c.                                       Mitel likewise warrants that the software and firmware program components of its PRODUCTS, to the extent such are utilized to provide an external or peripheral operating system or application will perform for a period of either one hundred twenty (120) days from shipment or ninety (90) days from the date authorizedPARTNER installs and cuts over such, whichever is sooner. The software and firmware media for such will nevertheless be warranted for fifteen (15) months from shipment.

d.                                      The MAS 6000, SIP enabled phone sets (e.g., the 5055, 5215 and 5220 SIP phones), Your Assistant and the Mitel Conference Units (IP and TDM versions), are SPECIAL PRODUCTS and the hardware, firmware, and software components thereof, including media, are warranted against defects in material and workmanship under normal use and service for a period of one hundred twenty (120) days from shipment or ninety (90) days from installation and cutover, whichever is sooner.

e.                                       MITEL DOES NOT, HOWEVER, WARRANT OR REPRESENT THAT THE FUNCTIONS OR FEATURES CONTAINED IN THE SYSTEM AND/OR FIRMWARE PROGRAMS DESCRIBED IN SUB-PARAGRAPHS B, C, AND D ABOVE WILL SATISFY authorizedPARTNER’S OR ITS END-USER’S PARTICULAR PURPOSE AND/OR REQUIREMENTS OR THAT THE OPERATION OF THE PROGRAM WILL BE UNINTERRUPTED OR ERROR FREE.

f.                                         Notwithstanding anything hereinabove to the contrary, any third-party developed and licensed software that is not branded by Mitel as a Mitel PRODUCT (including SPECIAL PRODUCTS) carries just the warranty, if any, of the Licensor which Mitel will pass through to authorizedPARTNER in accordance with its terms and conditions, disclaimers and limitations of liability. SUCH PROGRAMS ARE NOT SEPARATELY WARRANTED BY MITEL.

g.                                      Mitel shall incur no liability under this warranty and this warranty is voidable by Mitel (a) if the PRODUCT (including SPECIAL PRODUCT) is used other than under normal use, if the PRODUCT (including SPECIAL PRODUCT) is not properly serviced and maintained by certified technicians, and if the PRODUCT (including SPECIAL PRODUCT) is not maintained under proper environmental conditions, (b) if the PRODUCT (including SPECIAL PRODUCT) is subject to abuse, damage, misuse, neglect, flooding, fire, lightning, power surges or “dirty” power, third-party error or omission, acts of God, damage, force majeure or accident, (c) if the PRODUCT (including SPECIAL PRODUCT) is modified or altered (unless expressly authorized in writing by Mitel), (d) if the PRODUCT (including SPECIAL PRODUCT) is installed or used in combination or in assembly with products not supplied or authorized by Mitel and/or which are not compatible with or are of inferior quality, design or performance to Mitel supplied PRODUCTS (including SPECIAL PRODUCT) so as to cause a diminution or degradation in functionality, (e) if there is a failure to follow specific restrictions in operating instructions, or (f) if payment for PRODUCT (including SPECIAL PRODUCT) has not been timely made.

h.                                      The sole obligation of Mitel and the exclusive remedy and recourse of authorizedPARTNER under this warranty, or any other legal obligation, with respect to PRODUCT (including SPECIAL PRODUCT), including hardware, firmware, and software media, is for Mitel, at its election, to either repair and/or replace the allegedly defection PRODUCT (including SPECIAL PRODUCT) or component(s) thereof and return (prepaid) same (if necessary), or grant a reimbursement credit with respect to the PRODUCT (including SPECIAL PRODUCT) or component thereof, as applicable. With regard to a software and/or firmware program design defect, however, to the extent it prevents the program from providing specified functionality and/or operating as intended by Mitel, is service affecting and prevents beneficial use of the product, Mitel does undertake to use commercially reasonable efforts to devise a suitable corrective solution to the problem within a reasonable period of time. Should said action, however, not substantially resolve the problem, then Mitel reserves the right to incorporate such solution in a new release (“stream”) of software. The above, with regard to a software design defect, likewise, constitutes the sole obligation of Mitel and the exclusive remedy of authorizedPARTNER hereunder with respect to PRODUCT (including SPECIAL PRODUCT).

i.                                          The responsibility of Mitel to honor the express limited warranty stated above also shall be predicated on receiving timely written notice of the alleged defect(s) with as much specificity as is known within thirty (30) calendar days of the malfunction or by the expiration of the warranty period (plus thirty (30) calendar days), whichever occurs first. Mitel shall further have the right to inspect and test the PRODUCT (including SPECIAL PRODUCT) to determine, in its reasonable discretion, if the alleged malfunction is actually due to defects in material or workmanship caused by Mitel. Unless waived by Mitel, authorizedPARTNER agrees to return (prepaid) the allegedly defective PRODUCT (including SPECIAL PRODUCT) or component thereof to Mitel for inspection and/or testing, and, if appropriate, for repair and/or replacement. In partial consideration of this warranty authorizedPARTNER agrees to provide on site warranty service and support to its end-users (e.g., diagnosis, trouble shooting, remediation, de-install and re-install) as necessary and appropriate during the warranty period.

j.                                          THE ABOVE EXPRESS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, FROM MITEL (INCLUDING MITEL NETWORKS CORPORATION) AND THERE ARE NO OTHER WARRANTIES WHICH EXTEND BEYOND THE FACE OF THIS WARRANTY. ALL OTHER WARRANTIES WHATSOEVER, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE RELATING TO THE USE OR PERFORMANCE OF THE PRODUCT (INCLUDING SPECIAL PRODUCT) INCLUDING THEIR PARTS, ARE HEREBY EXCLUDED AND DISCLAIMED.

                                              k.                                         IN NO EVENT SHALL MITEL (INCLUDING MITEL NETWORKS CORPORATION) UNDER ANY CIRCUMSTANCES, BE LIABLE FOR NOR SHALL authorizedPARTNER (DIRECTLY OR INDIRECTLY), BE ENTITLED TO ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES AS A RESULT OF THE SALE OR LEASE AND/OR LICENSE OF PRODUCT (INCLUDING SPECIAL PRODUCT), INCLUDING BUT NOT LIMITED TO FAILURE TO TIMELY DELIVER THE PRODUCT (INCLUDING SPECIAL PRODUCT) OR FAILURE OF PRODUCT (INCLUDING SPECIAL PRODUCT) TO ACHIEVE CERTAIN FUNCTIONALITY, OR ARISING OUT OF THE USE OR INABILITY TO USE THE PRODUCT (INCLUDING SPECIAL PRODUCT), IN WHOLE OR IN PART, AND INCLUDING BUT NOT LIMITED TO LOSS OF PROFIT, LOSS OF USE, DAMAGE TO BUSINESS OR DAMAGE TO BUSINESS RELATIONS. MITEL SHALL NOT BE LIABLE FOR PERSONAL INJURY OR PROPERTY DAMAGE UNLESS CAUSED SOLELY BY MITEL’S NEGLIGENCE.

6

COMPOSITE SCHEDULE A

U.S. Product Warranty

for Mitel authorizedPARTNERS

CONDITIONS CONCERNING USE OF MITEL SOFTWARE

a.                                       authorizedPARTNER receives no right to use any Mitel Software except by the grant of an express written license from Mitel as delineated in the underlying Agreement. authorizedPARTNER agrees to use the Mitel Software only in conjunction with the Mitel PRODUCTS (including SPECIAL PRODUCT) with which it is intended to operate. authorizedPARTNER agrees that all Mitel Software shall be treated as the exclusive property of Mitel or its suppliers, as appropriate, and a proprietary trade secret of Mitel or its suppliers, as appropriate. authorizedPARTNER shall take those steps as may be necessary to hold the Mitel Software in confidence for the benefit of Mitel or its suppliers, as appropriate. authorizedPARTNER shall not provide or make the Mitel Software available to any person other than its employees on a “need to know” basis and shall issue adequate instructions to those persons necessary to satisfy authorizedPARTNER’s obligations under this provision.

b.                                      authorizedPARTNER shall not execute, use, copy, alter or modify the Mitel Software (except for making a back-up archival copy) or take any action inconsistent with the exclusive ownership interest of Mitel or its suppliers, as appropriate, in the Mitel Software. authorizedPARTNER shall not decompile, reverse assemble, analyze or otherwise examine for reverse engineering purposes the Mitel Software, in whole or in part, or any firmware implementation of the Mitel Software. authorizedPARTNER may not sub-license the Mitel Software, in whole in or part, without

c.                                       first assuring that its sublicensee agrees, in writing, to adhere to the terms hereof. authorizedPARTNER may only use the Mitel Software in conjunction with the Mitel equipment configuration on which the Mitel Software is executed and at the originally installed site without first obtaining written permission otherwise from Mitel; such permission shall not be unreasonably withheld. Upon termination of this license, authorizedPARTNER shall deliver to Mitel all material supplied by Mitel pertaining to the license.

d.                                      During the term of this Agreement, and when not in default or breach hereunder, authorizedPARTNER shall have the right to sublicense the Mitel Software to its customers subject to the terms hereof and only for the operation by its customers of associated Mitel PRODUCTS (including SPECIAL PRODUCT). authorizedPARTNER agrees to take prompt steps to terminate any sub-license granted hereunder by authorizedPARTNER under direction from Mitel if its customer fails to comply with the terms of such sublicense and does not cure such failure within ten (10) days written notice from authorizedPARTNER.

e.                                       authorizedPARTNER agrees to abide by Mitel’s Software Re-licensing Policy as delineated on MOL in all material respects concerning the transfer of used software.

7

SCHEDULE B

SAMPLE LIMITED EXPORT ADDENDUM

LIMITED EXPORT ADDENDUM

This Limited Export Addendum (“Addendum”) is between [Mitel Networks Inc./Mitel Networks Corporation] (“Mitel”) and Xeta Technologies, Inc, (“AP”) (collectively the “Parties”). By this Addendum, the parties hereby agree to modify the Partner Agreement! dated September 28.2007 (the “AP Agreement”) subject to the following terms and conditions:

I.                                       Scope

The parties agree to modify Section 3.1 of the AP Agreement to permit AP to conduct certain specific sales of Mitel products within U.S as described within Section II of this Addendum. Notwithstanding the foregoing, AP agrees that except as permitted by this Addendum, it remains fully bound by the terms and conditions of the AP Agreement, including but not limited to those contained in Section 3.1 prohibiting sales of Mitel products outside of U.S. (defined as its fifty states the us Virgin Islands Puerto Rico and Guam). Furthermore, unless specifically stated otherwise in this Addendum, this Addendum is subject to all of the terms and conditions of the AP Agreement.

II.                                   U.S. (defined as its fifty states, the US Virgin Islands, Puerto Rico and Guam) Sales

Mitel agrees that the AP may sell Mitel products to End User, (a “customer”) at the following location only:

Name and Address of End User to be determined.

III.                               Import/Export

In connection with the aforementioned U.S. Sales, AP agrees to purchase Mitel products in U S (defined as above) via Mitel distribution channels set forth in the AP Agreement. AP agrees to be responsible for payment of all duties and taxes related to exporting Mitel products into U.S. from U.S.. AP further agrees to comply with all U.S. laws and regulations, including but not limited to export and import restrictions, as well as all other laws and regulations pertaining to sales in U.S.. AP agrees to only sell Mitel products under this addendum to its customers at the locations defined in Section II above and to not permit its customers to re-export the Mitel products to another country.

IV.                               Indemnification

AP AGREES TO HOLD MITEL HARMLESS FOR ANY AND ALL DAMAGES, INCLUDING REASONABLE ATTORNEYS FEES AND COURT COSTS, THAT MAY RESULT FROM AP’S FAILURE TO ABIDE BY THE LAWS OF U.S. (as defined above) AND U.S. AND FOR ANY OTHER DAMAGES TO MITEL WHICH MIGHT RESULT FROM AP’S FAILURE TO COMPLY WITH THE TERMS AND CONDITIONS OF THIS ADDENDUM.

AGREED:

Mitel Networks Inc.	Xeta Technologies. Inc.

By:	By:

Printed Name:	Printed Name:
Printed Title:	Printed Title:
Date:	Date:

2